Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Galaxy Digital Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	457(c)	245,062,407(2)	$23.43	$5,741,812,196.01	0.00015310	$879,071.45
		Total Offering Amounts				$5,741,812,196.01		$879,071.45
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$879,071.45

(1)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock on the Nasdaq Global Select Market on May 23, 2025, in accordance with Rule 457(c) of the Securities Act of 1933, as amended.
(2)
The number of shares of Class A Common Stock being registered represents (i) up to 213,112,343 shares of Class A Common Stock issuable upon redemption or exchange of limited partnership units of Galaxy Digital Holdings LP, (ii) up to 2,750,000 shares of Class A Common Stock held by certain selling stockholders as of the date hereof, (iii) up to 16,562,570 shares of Class A Common Stock issuable upon the exchange of up to $389,250,000 aggregate principal amount of the Company’s Exchangeable Senior Notes due 2026 and (iv) up to 12,637,494 shares of Class A Common Stock issuable upon the exchange of up to $218,881,000 aggregate principal amount of the Company’s Exchangeable Senior Notes due 2029.